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                                                                     EXHIBIT 5.1

                           Opinion of Houthoff Buruma



Madge Networks N.V.
Transpolis Schipol Airport
Polaris avenue 23
2132 JH Hoofddorp
The Netherlands




8 March, 2002



Dear Ladies and Gentlemen

With respect to the Registration Statement on Form S-8 to be filed by you on, or about, February 15th, 2002, with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 7,000,000 Common Shares, 0.45 Euro par value per share (the "Shares"), we have examined the proceedings relating to the registration by you of the Shares. Of the Shares 6,500,000 are reserved for issuance under the 1993 Stock Plan and 500,000 are reserved for issuance under the 1993 Employee Stock Purchase Plan.

It is our opinion that the Shares (I) when issued by you in the manner referred to in the Registration Statement and the documents incorporated therein by reference; and (ii) provided that the Shares will not be issued against a lower price than their par value, will be legally and validly issued and fully paid without any further payment obligations per se for the shareholders.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,



/s/ Arnout Stroeve
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Arnout Stroeve